EXHIBIT 99.1

ITEM U.S. Home Systems Signs Letter Agreement To Acquire Deck America, Inc.

DALLAS, TX—July 11, 2002—U.S. Home Systems, Inc. (Nasdaq: USHS) today announced that it has signed a non-binding letter agreement to acquire Deck America, a privately-held Woodbridge, Virginia based home improvement specialist, providing patented solutions for the fabrication, sale and installation of decks and deck enclosures. The acquisition is part of USHS’s strategic plan to expand its business to new markets and achieve deeper market penetration in its existing operations through new product lines.

Deck America markets its products in the Washington, D.C. metropolitan area, including Baltimore, Maryland, and northern Virginia. Deck America is the recipient of numerous awards, including the coveted NAHB Research Center 2000 Gold Quality Achievement Award. For its fiscal year ended December 31, 2001, Deck America had revenues of approximately $13.4 million from the sale of decks and deck enclosures.

Murray Gross, Chairman, President & CEO of USHS, stated, “I am very optimistic about this strategic partnership. Deck America’s organization and operations are impressive. Deck America has a commanding share of the market in the Washington, D.C. metropolitan area. I believe we can leverage our combined expertise and infrastructure to expand Deck America’s businesses to additional markets, including markets in which USHS currently operates. With a letter agreement signed, we are working expeditiously to complete the final agreements.”

“Mr. Gross and I share a common vision for both USHS and Deck America”, said Dan Betts, President of Deck America. “I believe our combined strength in sales and marketing, as well as our operating expertise, will add significant value to USHS, and will propel Deck America to the leading provider of decks and deck enclosures.”

The purchase price was not disclosed, however, USHS announced that it will acquire Deck America for a combination of cash and common stock. The completion of the acquisition is subject to certain conditions, including the negotiation and execution of a definitive purchase agreement and the satisfactory completion of due diligence investigations by both parties. There is no assurance that a definitive purchase agreement providing for the acquisition and other transactions contemplated by the letter agreement will be executed or that the acquisition will occur.

U.S. Home Systems, Inc. manufactures, designs, sells and installs custom quality specialty home improvement products and provides consumer financing services to the home improvement and remodeling industry. The Company presently operates sales and installation centers in 15 major metropolitan markets in the United States and manufactures its own cabinet refacing, customer countertops and bathroom cabinetry products from its Virginia-based manufacturing facility.

For more information on U.S. Homes Systems, contact: Murray Gross, CEO, 214-488-6300 or Gary Geraci, Investor Relations, National Financial Network, 781-444-6100 or 877-320-5198 ext. 629, garyg@nfnonline.com. Also visit www.ushomesystems.com and www.nfnonline.com/ushs.

This press release may contain forward-looking statements that are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

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